Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of October 16, 2014 (the “Effective Date”), by and between Medbox, Inc., a Nevada corporation (the “Company”) and C. Douglas Mitchell (the “Executive”), a California resident.  Company and Executive are referred to herein, from time to time, collectively, as the “parties.” In consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

1.           Engagement.  The Company agrees to engage the Executive to serve as the Company’s Chief Financial Officer reporting to the Chief Executive Officer “CEO” and to provide the services described in Section 2 (“Engagement”).    In addition to his Engagement, the Executive will also serve as an officer of the following wholly owned subsidiaries: Vaporfection International, Inc. (VII), Prescription Vending Machines, Inc. (PVMI), and Medbox Technologies, LTD, and any other wholly owned subsidiary of the Company unless such position(s) is delegated to another executive with the approval of the CEO of the Company. The Executive agrees to serve in such capacities and to provide services to the Company on the terms and conditions set forth in this Agreement.

2.           Services.   The Executive shall be responsible for the general supervision, management and control of the financial function and SEC compliance of the Company and its wholly owned subsidiaries, and shall perform such duties as are usual and customary for such position and such other duties as the CEO shall reasonably assign to him from time to time (“Services”).  The Executive shall report directly to the CEO.

3.           Term.  The term of Executive’s engagement with the Company under this Agreement shall commence on the Effective Date and shall continue for two (2) years, unless earlier terminated as herein provided (the “Initial Term”).  At the end of the Initial Term, the term of Executive’s engagement shall be automatically extended without further action of the parties for additional one year periods (each, an “Extended Term”) unless, ninety (90) days before the expiration of the Initial Term, or any Extended Term, a party provides notice in writing to the other party as provided for herein that the Executive’s engagement shall not be further extended.  As used herein, “Term” shall include the Initial Term and any Extended Term, but the Term shall end upon any termination of Executive’s engagement with the Company as herein provided.

4.           Compensation.  The compensation payable by the Company to the Executive under this Agreement shall be as follows:

(a)           Annual Salary.  For all Services rendered by the Executive under this Agreement, the Company shall pay the Executive an aggregate salary (the “Salary”) of one hundred and ninety thousand dollars ($190,000) per annum.  The Salary shall accrue from day to day and shall be payable commencing on the Effective Date in periodic installments in accordance with the Company’s usual practice for its employees, but in no event less than twice monthly over the year in which the applicable portion of the Salary is earned.  The Salary shall be reviewed annually for increases by the CEO.

(b)           Annual Bonus Eligibility.  As additional compensation for his Services, the Executive shall be entitled to earn an annual bonus of up to 35% of his Salary (“Annual Bonus”), payable (i) of up to 50% in cash and (ii) the balance payable in equity of the Company, subject to performance criteria and objectives established by the Board of Directors (“Bonus Objectives”). The Bonus Objectives shall be established by the mutual approval of the CEO and Executive within the first ninety (90) days following the Effective Date of this Agreement, which approval shall not unreasonably delayed or withheld.  The terms agreed shall be committed to writing. Thereafter, Bonus Objectives shall be established from time to time by the CEO, at reasonable intervals selected by the CEO in its reasonable discretion, and in consultation with Executive, but in any event, no less than annually.  The Annual Bonus shall be prorated on a monthly basis for any partial year during the Term.  The Annual Bonus shall be reviewed annually for increases by the CEO.

(c)           Regular Benefits.  The Executive shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, stock option and incentive plans, stock purchase plans, group and executive medical insurance plans (i.e., coverage for the Executive and family), life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Company may from time to time have in effect for any, all or most of its senior executives (collectively “Company Benefit Plans”).  Such participation shall be subject to the terms of applicable plan documents, generally applicable policies of the Company, applicable law and the discretion of the CEO and the Board of Directors, or any administrative or other committee provided for in or contemplated by any such plan.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plans or to maintain the effectiveness of any such plans which may be in effect from time to time.  Executive shall be entitled to paid vacation for three weeks each year. Accrual of paid vacation time shall be subject to any vacation plan adopted by the Company; pending adoption of any such policy, vacation shall accrue pro rata over a full calendar year and any roll over vacation shall cease to accrue once six (6) weeks of vacation is accrued.

(d)           Reimbursement of Business Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing Services during the Term, in accordance with the Company’s policies and procedures for its senior executives, as in effect from time to time, including but not limited to, air travel, meals and entertainment, fuel costs for transportation, car rental or taxi when traveling, wireless mobile communications, and personal computer equipment. In addition, the Company shall pay, or reimburse Executive   $2,500 per month for living expenses in the West Hollywood, California area.  The Executive shall provide reasonable substantiation of his business expenses, consistent with Company policies and in a manner which allows the Company to maintain compliance with any applicable law or regulation.

(e)           Stock Award.  In addition to the foregoing, Executive shall be entitled to receive, as soon as reasonably practicable but in any event within ninety (90) days of the Effective Date, unless extended by Executive,  an award of restricted stock units to be issued under an equity incentive plan to be adopted by the Company, in the amount of  7,500 RSU’s each calendar quarter during the Executive’s service under this contract (as adjusted for any stock splits, recapitalizations, dividends, combinations, or reclassifications prior to the date of grant).  Each Stock Award shall be fully vested upon issuance.

5.           Extent of Services.  During the Executive’s engagement under this Agreement, the Executive shall, subject to the direction and supervision of the CEO devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of the Executive’s duties and responsibilities and performance of Services under this Agreement.  Nothing in this Agreement shall be construed as preventing the Executive from:

(a)           investing the Executive’s personal assets in any non-competitive business enterprise, company or other entity in such form or manner as shall not require any material personal time commitment on the Executive’s part in connection with the operations or affairs of such other enterprise, company or other entity in which such investments are made including remaining a member of Hardesty, LLC an Executive Services and Consulting firm, provided however that Executive agrees that he will refrain from direct participation or assistance in any engagement Hardesty has for any company or person directly competitive with Medbox;

(b)            engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement;

6.           Termination.  Notwithstanding the provisions of Section 3, the Executive’s engagement under this Agreement shall terminate under the following circumstances set forth in this Section 6. For purposes of this Agreement, the date of the Executive’s termination (the “Termination Date”) shall mean the date of the Executive’s “separation from service” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(a)           Termination by the Company for Cause.  The Executive’s engagement under this Agreement may be terminated for Cause without further liability on the part of the Company effective immediately upon approval of the CEO and written notice to the Executive as provided for herein.  Only the following shall constitute “Cause” for such termination:

(i)           indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of, a felony, or any criminal offense involving Executive’s moral turpitude, or if the Executive is named as a defendant in any criminal complaint alleging a felony where the CEO determines, in good faith, that the Company or its business is reasonably likely to experience a material adverse impact; provided, however, that the Company may not terminate Executive for Cause if Executive is so named as a defendant solely as a result of the performance of his obligations under this Agreement in the ordinary course of business.

(ii)           gross negligence or willful misconduct by Executive in the performance of Executive’s material duties required by this Agreement, or other uncured material breach of this Agreement,, of which the Executive has been notified by the Company in writing and has failed to remedy within 30 days of such notification, except in any case where the nature of the negligent act or misconduct is not capable of being remedied.

(b)           Termination by the Company Without Cause.  Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s Engagement under this Agreement may be terminated by the Company without Cause upon written notice to the Executive.  Termination by the Company within three hundred and sixty-five (365) days of a Change of Control in the absence of Cause shall be conclusively deemed a Termination by the Company without Cause.

(c)           Termination by Executive with Good Reason.  Executive may terminate this Agreement with Good Reason after providing notice to the Company as set forth below.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events without the Executive’s consent:

(i)           a reduction in the Executive’s Salary or elimination of his entitlement to earn an Annual Bonus subject to Bonus Objectives established by the CEO;

(ii)           a material reduction in scope of Services to be provided by Executive under this Agreement, or the assignment to Executive of substantial duties inconsistent with Executive’s Engagement;

(iii)           a requirement by the Company, without Executive’s consent, that Executive relocate to a location greater than fifty (50) miles from Executive’s place of residence in Orange County as of the date hereof  or relocate to a location greater than fifty (50) miles from Executive’s domicile in West Hollywood contemplated by this Agreement;;

(iv)           a material breach by the Company of this Agreement; or

(v)           mutual agreement to terminate between the Company and the Executive;
provided, however, that the Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided hereunder to cure such circumstances.

(d)           Death.  The Executive’s Engagement with the Company shall terminate automatically upon his death.

(e)           Disability.  If the Executive shall become Disabled so as to be unable to perform the essential functions of the Executive’s Services or then existing duties under this Agreement with reasonable accommodation, the CEO may terminate this Agreement upon written notice to the Executive.  For purposes hereof, the term “Disabled” or “Disability” shall mean a written determination that the Executive, as certified by at least two (2) California  licensed physicians, one (1) approved by the CEO of the Company and one (1)  approved by the Executive, or, in the event of the Executive’s total physical or mental disability, the Executive’s legal representative, that the Executive suffers from a physical or mental impairment that renders the Executive unable to perform the Executive’s services under this Agreement and that such impairment can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12) month period; provided, however, that if the Company provides a policy of long term disability insurance to Executive issued by a reputable disability insurance carrier on commercially reasonable terms, the Executive shall be deemed Disabled hereunder on the first day he is eligible for benefits under any such policy of insurance, following any applicable elimination period provided for in the policy.  The Executive shall cooperate with any reasonable request of a physician, designated by the Company, to submit to a physical examination for purposes of such certification, and shall promptly designate his choice of physician when requested to do so by the Company  The Executive shall cooperate with efforts, if any, by the Company to insure him with a long term disability insurance policy. Nothing in this Section 7(e) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(f)           Retirement. The Executive may voluntarily terminate his Engagement under this Agreement at any time by reason of Retirement, following the Initial Term of this Agreement, provided that, in the event of any such Retirement, post- Engagement benefits shall exclusively be subject to the Company’s then in-force retirement plan, if any, for senior executives. The parties agree that the Company’s retirement plan, if adopted, may specify a mandatory retirement age, if accompanied by a plan to provide post-Engagement benefits for senior executives.

7.           Compensation Upon Termination.

(a)           Termination Generally.  If the Executive’s Engagement by the Company is terminated for any reason,  the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any earned but unpaid portion of the Salary payable on the Termination Date (ii) the Annual Bonus earned but not yet paid, payable at the same time such amounts would otherwise have been paid to the Executive, if any, and (iii) any unpaid expense reimbursements, payable in accordance with the Company’s reimbursement policies and this Agreement (collectively, the “Accrued Compensation”).

(b)           Termination by the Company Without Cause, Termination by Executive with Good Reason, Termination on mutually agreed terms between the Company and the Executive or Termination by Reason of Expiration of Term.  In the event of termination of the Executive (i) by the Company pursuant to Section 6(b); (ii) by Executive pursuant to Section 6(c);  (iii) on mutually agreed terms between the Company and the Executive, or (iv) on account of notice provided for under Section 3 of this Agreement to Executive that the Term will not be extended, and subject to the Executive’s execution and delivery of an executed original of a release of any and all legal claims in a form satisfactory to the Company (“Release Agreement”) within forty-five (45) days of the Termination Date (the “Release Period”), the Company shall provide to the Executive, in addition to the Accrued Compensation, the following termination benefits (“Termination Benefits”):  payment of a lump sum equivalent to 6 months of  the Executive’s annual Salary., The parties shall meet and confer to agree upon the form of the Release Agreement and amend this Agreement to append that form as an exhibit hereto, within thirty days of the Effective Date of this Agreement.

(c)           Termination by the Company Without Cause or Termination by Executive with Good Reason within 12 Months Following a Change in Control.  In the event of termination of the Executive by the Company pursuant to Section 6(b) or by Executive pursuant to Section 6(c), within 12 months following a Change in Control as defined herein, and subject to the Executive’s execution and delivery of an executed original of the Release Agreement referenced herein, the Company shall provide to the Executive, in addition to the Accrued Compensation, the following termination benefits: a lump-sum payment equal to 6 months of Executive’s annual Salary in effect as of the Change of Control date.; and immediate vesting of any equity compensation and/or long-term cash incentive awards held by Executive that are unvested as of the Change in Control date, subject to applicable law, regulation and any future contractual restrictions on such unvested awards.  For purposes of this Agreement, “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Securities Exchange Act) or group of persons acting in concert together becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Securities Exchange Act), or obtains the right to acquire beneficial ownership, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, provided that such person  or group is not currently in such a position as of the Effective Date; (ii) the consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets (including any equity interests in subsidiaries); or (iii) the consummation of a merger, consolidation, business combination, scheme of arrangement, share exchange or similar transaction involving the Company and any other corporation (“Business Combination”), other than a Business Combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such Business Combination or (v) any combination of the foregoing.

Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of Engagement) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A.

(d)           Termination by Reason of Cause, Executive’s Termination without Good Reason or Termination by Reason of Executive’s Death or Disability.  If the Executive’s Engagement is terminated for (i) Cause under Section 6(a), (ii) voluntarily by the Executive without Good Reason or (iii) by reason of Executive’s death or Disability, the Company shall have no further obligation to the Executive other than payment of his Accrued Compensation.

8.           Confidential Information, Non Solicitation and Cooperation.

(a)           Confidential Information.  As used in this Agreement, “Confidential Information” means proprietary information of the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company.  Confidential Information includes information developed by the Executive in the course of the Executive’s Engagement by the Company, as well as other information to which the Executive may have access in connection with the Executive’s provision of Services.  Confidential Information also includes the confidential information of others with which or whom the Company has a business relationship. Confidential Information shall also include that which is described in California Civil Code Section 3426.1.  Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Executive’s duties under Section 8(b), or (ii) information obtained in good faith by the Executive from a third party who was lawfully in possession of such information and not subject to an obligation of confidentiality owed to the Company.

(b)           Duty of Confidentiality.  The Executive understands and agrees that the Executive’s Engagement creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information.  At all times, both during the Executive’s Engagement by the Company and after termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Executive’s Services to the Company or (ii) as may be required in response to a valid order by a court or other governmental body or as otherwise required by law (provided that if the Executive is so required to disclose the Confidential Information, the Executive shall (i) immediately notify the Company of such required disclosure sufficiently in advance of the intended disclosure to permit the Company to seek a protective order or take other appropriate action, (ii) cooperate in any effort by the Company to obtain a protective order or other reasonable assurance that confidential treatment will be afforded the Confidential Information).

(c)           Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s engagement will be and remain the sole property of the Company.  The Executive will return to the Company all such materials and property as and when requested by the Company.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s Engagement for any reason.  The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)           Non Solicitation.  During the Term and for six (6) months thereafter, the Executive (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than subordinate employees whose employment was terminated in the course of the Executive’s Engagement with the Company); and (ii) will refrain from soliciting or encouraging any customer, advisor, officer, director, contractor or supplier to terminate or otherwise modify adversely its business relationship with the Company.  The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier and other relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)           Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s Engagement in any business.  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s Engagement with the Company and the performance of the Executive’s proposed services for the Company will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

 (f)           Litigation and Regulatory Cooperation.  During and after the Executive’s Engagement with the Company, the Executive shall cooperate reasonably with requests from the Company, or the Company’s legal counsel, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired in whole or in part while the Executive was engaged by the Company.  The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s engagement, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired in whole or in part while the Executive was engaged by the Company.  The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f) in accord with its indemnification obligations to Executive provided for by Nevada law and any separate indemnification agreement between Executive and Company, and if the Executive spends more than five (5) hours in any calendar month after the Executive’s Engagement in performance of these obligations has terminated for any reason, the Company shall pay the Executive $500 per hour for each part of an hour over five (5) hours in such calendar month.

(g)            Intellectual Property.  Except as provided under Section 2870 of the California Labor Code, the Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder including, without limitation, all materials, ideas, concepts, formats, suggestions, developments, and other intellectual properties that Executive may acquire, obtain, develop or create in whole or in part in connection with his Services hereunder and during the Term, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s rights and benefits hereunder).  Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in and to any such products and proceeds of Executive’s Services, in whole or in part, hereunder.

(h)           Company Policies. The Executive acknowledges that the Company had adopted written policies, including an insider trading policy, confirmation of invention assignment policy, and may adopt further policies, or update its policies from time to time. Executive acknowledges that he will be obligated to comply with all such policies of which he is informed in writing by the Company from time to time.

(i)           Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages may be an inadequate remedy for any such breach.  Accordingly, subject to Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the need to post a bond or other security.

(j)            Survival. The confidentiality obligations set forth in this Agreement shall, where the context indicates, survive the termination of this Agreement for any reason.

9.           Arbitration of Disputes.  In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant to either the JAMS Streamlined (for claims under $250,000.00) or the JAMS Comprehensive (for claims over $250,000.00) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure.  A sole neutral arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if it no longer exists, from a List supplied by the ADR Services, Inc., in Los Angeles, California (“ADR”) following written request by any party hereto.  If the parties hereto after notification of the other party(-ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or ADR, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”).  The arbitration shall take place in Los Angeles County, California, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator.  Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect, and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of ADR then in effect.  The preceding choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.  The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction.  The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, as well as its costs and expenses.  The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance.  Notwithstanding any of the foregoing, the Company may seek a temporary restraining order or a preliminary injunction as contemplated in Section 8(h) herein.

10.           Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11.           Assignment; Successors and Assigns, etc.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; but the Company may assign its rights under this Agreement without the consent of the Executive, in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity, in which event the Company will obtain a written confirmation of the assumption of the Company’s obligation hereunder for the benefit of the Executive.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12.           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.           Notices.  Any notices, requests, demands and other communications provided for  or allowed by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the Executive’s last residential address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed. The parties may, utilizing this provision, change their addresses for purposes of this provision, but their initial addresses for purposes of this provision shall be:

If to the Company:

Chief Executive Officer
Medbox, Inc.
8439 West Sunset Blvd., Ste 102,
West Hollywood, CA  90069

If to the Executive:
19800 Mac Arthur Blvd. Suite 820
Irvine, CA 92612

15.           Third Party Beneficiary; Amendment.  The Executive and the Company acknowledge and agree that no third party shall have any rights or benefits under this Agreement. The Company’s wholly-owned subsidiaries shall not be considered third parties for purposes of this provision of this Agreement. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.

16.           Non-Disparagement. Neither party will, at any time during or after the Engagement disparage, defame or denigrate the reputation, character, image, products or services of the other party (which, in the case of the Company, includes any of its wholly owned subsidiaries or its executives or directors), subject to any obligation imposed by law on either party.

17.           Governing Law.  This contract has been entered into in the State of California and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state.

18.           Counterparts.  This Agreement may be executed in any number of original, facsimile or other electronic counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.           Withholding Obligations.  The Company, or any other entity making a payment, may withhold and make such deductions from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld or deducted from time to time pursuant to any applicable law, governmental regulation and/or order.

20.           Section 409A Compliance.  Unless otherwise expressly provided, any payment of compensation by the Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A).  Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A.  To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith.  Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and the Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A.  In the event that the Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (a) the first (1st) day of the seventh (7th) complete calendar month following such termination of employment, or (b) the Executive’s death, consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  The Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company.  It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A; however, the Company shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof.

21.           Survival. The provisions of Sections 7, 8, 9, 10, 12, 14, 15 and 16 shall survive the termination of Executive’s Engagement hereunder.

22.           Director’s and Officers’ Insurance.  The Company shall use commercially reasonable efforts to maintain during the term of this Agreement directors’ and officers’ insurance from a reputable insurance company with such coverage amounts and policy terms as is customary for public companies operating in the Company’s industry with market valuations similar to the Company, as determined by  its Board of Directors in its reasonable discretion.  The Company will, promptly following execution of this Agreement, initiate a review to determine whether enhanced insurance coverage is available at reasonable cost, as determined in the reasonable discretion of the Board of Directors. During the Initial Term of this Agreement the maximum amount the Company will be required to spend on premiums is $250,000 per year.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company and by the Executive as of the Effective Date.

COMPANY

MedBox, Inc., a Nevada corporation
By:	/s/ Guy M. Marsala Guy M. Marsala Title: CEO
EXECUTIVE:
/s/ C. Douglas Mitchell C. Douglas Mitchell Date: 10/16/2014